Exhibit 99.1

For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
amcgowan@ups.com

UPS NAMES JOHN T. STANKEY
TO ITS BOARD OF DIRECTORS

ATLANTA, August 7, 2014 — UPS® (NYSE:UPS) today announced that its Board of Directors named John T. Stankey, group president and chief strategy officer for AT&T, a UPS company director effective immediately.

Stankey, 51, will serve on the Nominating and Corporate Governance Committee and his appointment expands the UPS board to 14 directors. He will stand for election to a regular one-year term at UPS’s annual shareholders’ meeting in May 2015.

“John brings to the UPS Board a broad knowledge as a senior executive at one of the world’s largest technology companies,” said Scott Davis, UPS chairman and CEO. “His extensive leadership experience in strategy, customer solutions, technology and operations will be highly valued as we continue to execute UPS global strategies for growth, innovation and exceptional customer service.”

He has previously served as President and CEO of AT&T Business Solutions, responsible for serving AT&T's business customers worldwide, President and Chief Executive Officer of AT&T Operations, Inc., and as Group President-Telecom Operations. His other responsibilities at AT&T have included Chief Technology Officer, Chief Information Officer, President and CEO of AT&T's Southwest Region, and President of Industry Markets.

In addition to his corporate work, Stankey is member of the National Security Telecommunications Advisory Committee, the Cotton Bowl Athletic Association and the Board of Visitors at the Anderson Graduate School of Management at UCLA.
A native of California, Stankey earned a bachelor's degree in finance from Loyola Marymount University in Los Angeles and a master's degree in business administration from UCLA.

About UPS
UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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EDITOR’S NOTE:
A photo of Stankey is available at www.pressroom.ups.com.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.